Exhibit 9.1

July 13, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section of the Form 1-SA for the six-month period ended June 30, 2022 (in lieu of Form 1-U) concerning the dismissal of Artesian CPA, LLC as auditor of Tulsa Real Estate Fund, LLC and we agree with the first, second, fourth, and fifth bullets made therein. We have no basis to agree or disagree with the statement made in the third bullet.

Should you have any questions or concerns, please contact Craig Denlinger at craig@artesiancpa.com.

Sincerely,

/s/ Artesian CPA, LLC
Artesian CPA, LLC

Denver, CO

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com